Exhibit 10.1
FIRST AMENDMENT TO
USD PARTNERS LP
AMENDED AND RESTATED 2014 LONG-TERM INCENTIVE PLAN
WHEREAS, USD Partners GP LLC, a Delaware limited liability company (the “Company”), the general partner of USD Partners LP, a Delaware limited partnership (the “Partnership”) maintains the USD Partners LP 2014 Amended and Restated Long-Term Incentive Plan (the “Plan”);
WHEREAS, pursuant to Section 7 thereof, the Board may amend the Plan in any manner at any time for any reason; and
WHEREAS, obtainment of securityholder approval of this First Amendment to the Plan (this “Amendment”) is not required to comply with applicable securities exchange listing standards.
NOW, THEREFORE, pursuant to its authority under Section 7 of the Plan, the Board hereby amends the Plan as follows, effective as of December 14, 2022 (the “Amendment Effective Date”):
1.    Section 4(a) of the Plan is hereby amended and restated in its entirety to read as follows:
“(a)    Limits on Units Deliverable. Subject to adjustment as provided in Section 4(c), the number of Units that may be delivered with respect to Awards under the Plan is 7,154,167. If any Award is forfeited, cancelled, exercised, paid, or otherwise terminates or expires without the actual delivery of Units pursuant to such Award (for the avoidance of doubt, the grant of Restricted Units is not a delivery of Units for this purpose unless and until such Restricted Units vest and any restrictions placed upon them under the Plan lapse), the Units subject to such Award that are not actually delivered pursuant to such Award shall again be available for Awards under the Plan. To the extent permitted by applicable law and securities exchange rules, Substitute Awards and Units issued in assumption of, or in substitution for, any outstanding awards of any entity (including an existing Affiliate of the Partnership) that is (or whose securities are) acquired in any form by the Partnership or any Affiliate thereof shall not be counted against the Units available for issuance pursuant to the Plan. There shall not be any limitation on the number of Awards that may be paid in cash. For the avoidance of doubt, neither the Class A Units (as defined in the Partnership Agreement) that were previously granted to certain recipients by the Partnership nor any Units into which the Class A Units may be converted under the terms of the Partnership Agreement shall reduce the number of Units that may be granted under the Plan.”
2.    The validity, construction, and effect of this Amendment and any rules and regulations relating to this Amendment shall be determined in accordance with the laws of the State of Delaware without regard to its conflicts of laws principles.
3.    All capitalized terms used but not otherwise defined herein shall have the meaning assigned to them in the Plan. Except as expressly amended hereby, the Plan shall remain in full force and effect in accordance with its terms.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the Amendment Effective Date.
USD PARTNERS GP LLC
By: /s/ Adam Altsuler
Name: Adam Altsuler
Title: Executive Vice President, Chief Financial Officer